United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 29, 2007

Date of report (date of earliest event reported)

Commission File No.	Name of Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone No.	IRS Employer Identification No.
000-49965	MGE Energy, Inc. (a Wisconsin Corporation) 133 South Blair Street Madison, Wisconsin 53703 (608) 252-7000 www.mgeenergy.com Former name or former address, if changed since last report: Not applicable	39-2040501

000-1125

Madison Gas and Electric Company

(a Wisconsin Corporation)

133 South Blair Street

Madison, Wisconsin 53703

(608) 252-7000

www.mge.com

Former name or former address, if changed since last report: Not applicable

39-0444025

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 4, 2005, MGE Power Elm Road, LLC, acquired a 8.33% ownership interest in each of two 615 MW generating units being constructed by We Energies in Oak Creek, Wisconsin. We Energies (the "Operator") is both the majority owner and operator of the facility. MGE Power Elm Road estimates its share of capital costs for its 8.33% ownership interest in both units to be approximately $171 million. MGE Power Elm Road is owned indirectly by MGE Energy through its wholly owned subsidiary MGE Power LLC. MGE Power Elm Road is not a subsidiary of MGE; however it is consolidated in the financial statements of MGE due to the application of FIN 46R.

On November 29, 2007, the Administrative Law Judge (the "ALJ") in the proceeding related to the previously issued Wisconsin Pollution Discharge Elimination System ("WPDES") permit determined that the two additional coal units that are part of the Oak Creek expansion are "new facilities" under Section 316(b) of the Federal Clean Water Act. The ALJ did not vacate the WPDES permit or any other permit necessary to continue construction of the two additional coal units, pointing out that, based upon the present record, the water intake system currently under construction as part of the Oak Creek expansion may be permittable under the standards that apply to new facilities.

The ALJ remanded the WPDES permit to the Wisconsin Department of Natural Resources (the "WDNR") and directed the WDNR to reissue or modify the permit to reflect "best technology available" to comply with the standards applicable to new facilities under Wisconsin state law. As part of the decision, the ALJ restated his prior opinion that the water intake system currently under construction may not be operated until the Wisconsin Division of Hearings and Appeals hears any challenge to a reissued or modified permit.

The Operator has advised us that there are alternatives under the United States Environmental Protection Agency's (the "EPA") rule for new facilities that would permit the use of the once-through cooling system rather than the use of cooling towers. Within the next several weeks, the Operator intends to submit additional information to the WDNR supporting the request for approval of the once-through cooling system under this rule. The Operator anticipates the WDNR will complete the WPDES permit modification process in the first half of 2008. At this time, we cannot predict with certainty what the WDNR's decision will be.

While the process for modifying the WPDES permit proceeds, construction of the additional coal units will continue on the current schedule.

In January 2007, the Federal Court of Appeals for the Second Circuit issued a decision concerning the EPA's section 316(b) Phase II rule for cooling water intake systems for existing facilities. The Second Circuit found certain portions of the Phase II rule impermissible and remanded several parts of it to the EPA for further consideration or potential additional rulemaking. In March 2007, the Dane County Circuit Court affirmed in part an earlier decision by the ALJ upholding the WDNR's issuance of the WPDES permit. The Court also remanded certain aspects of the decision for further consideration based on the January 2007 Second Circuit decision. In July 2007, the EPA formally suspended the Phase II rule in its entirety and directed states to use their "best professional judgment" in evaluating intake systems. The Operator then requested the WDNR to modify the WPDES permit.

For additional information regarding the Oak Creek generating unit construction and the WPDES permit, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations on Form 10-K for the year ended December 31, 2006, and Footnote 7-Elm Road and Management's Discussion and Analysis of Financial Condition and Results of Operations on Form 10-Q for the quarter ended September 30, 2007.

This report contains forward-looking statements that reflect management's current assumptions and estimates regarding future events, including the results of litigation. These forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Both MGE Energy, Inc. and Madison Gas and Electric Company caution readers that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. The factors that could cause actual results to differ materially from these forward-looking statements include the uncertainties associated with litigation as well as those discussed under "Forward-Looking Statements" of MGE Energy's and Madison Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this report. Neither MGE Energy nor Madison Gas and Electric Company undertakes any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this report.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGE Energy, Inc.

Madison Gas and Electric Company

(Registrant)

/s/ Jeffrey C. Newman

Jeffrey C. Newman

Vice President and Treasurer

Date: November 29, 2007